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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Anadarko Petroleum Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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P.O. Box 1330
Houston, Texas 77251-1330
March [27], 2006
TO THE STOCKHOLDERS:
      The 2006 Annual Meeting of Stockholders of Anadarko Petroleum Corporation will be held at The Woodlands Waterway Marriott Hotel and Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas, 77380 on Thursday, May 11, 2006, at 8:00 a.m. (CDT).
      The Notice of the Annual Meeting and Proxy Statement, which are attached, provide information concerning the matters to be considered at the meeting. The meeting will be a business-only meeting. There will be no management presentation.
      We value your opinions and encourage you to participate in this year’s meeting by voting your proxy. You may vote either by Internet or by telephone using the instructions on the proxy card or by signing and returning your proxy card in the enclosed envelope. You may also attend and vote at the Annual Meeting.

Very truly yours,

JAMES T. HACKETT
Chairman of the Board, President and
Chief Executive Officer

P. O. Box 1330
Houston, Texas 77251-1330
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
       The Annual Meeting of Stockholders of Anadarko Petroleum Corporation will be held at The Woodlands Waterway Marriott Hotel and Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas, 77380, on Thursday, May 11, 2006, at 8:00 a.m. (CDT) to:

(1) Elect two directors;

(2) Approve the amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock to 1,000,000,000 shares in connection with the Company’s announced two-for-one stock split;

(3) Ratify the appointment of KPMG LLP as the Company’s independent auditor for 2006; and

(4) Transact such other business as may properly come before the meeting and any adjournments or postponements thereof.
      If you are a record holder of common stock at the close of business on March 13, 2006, the record date, then you are entitled to receive notice of and to vote at the meeting.
      Please take the time to vote by following the Internet or telephone voting instructions on the enclosed proxy card or by completing and mailing the proxy card. A postage-prepaid envelope has been provided for your convenience if you wish to vote by mail. You may also attend and vote at the meeting. You may revoke your proxy at any time before the vote is taken by following the instructions in this proxy statement.
      Regardless of the number of Anadarko common stock shares you hold, as a stockholder your vote is very important and the Board strongly encourages you to exercise your right to vote.

BY ORDER OF THE BOARD OF DIRECTORS

Charlene A. Ripley
Vice President, General Counsel,
Corporate Secretary and Chief
Compliance Officer
Dated: March [27], 2006
The Woodlands, Texas

P. O. Box 1330
Houston, Texas 77251-1330
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 11, 2006

GENERAL INFORMATION
      We are furnishing you this proxy statement in connection with the solicitation of proxies by our Board of Directors to be voted at the Annual Meeting of Stockholders of Anadarko Petroleum Corporation. The Annual Meeting will be held on Thursday, May 11, 2006. In this proxy statement, Anadarko Petroleum Corporation is referred to as the “Company” or “Anadarko.” This proxy statement and the enclosed proxy card are first being mailed to stockholders of record on or about March [27], 2006.
QUESTIONS AND ANSWERS ABOUT THE MEETING
Where and when is the Annual Meeting?
      The Annual Meeting will be at The Woodlands Waterway Marriott Hotel and Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas, 77380, on Thursday, May 11, 2006, at 8:00 a.m. (CDT).
Who may vote?
      You may vote if you were the record holder of Anadarko common stock as of the close of business on March 13, 2006, the record date for the meeting. Each share of Anadarko common stock is entitled to one vote at the meeting. On the record date, there were [XXX,XXX,XXX] shares of common stock outstanding and entitled to vote at the meeting.
May I attend the Annual Meeting?
      Yes. Attendance is limited to stockholders of record as of the record date for the meeting. Admission will be on a first-come, first-served basis. You may be asked to present valid picture identification, such as a driver’s license or passport. If your shares are held in the name of a bank, broker, or other holder of record and you plan to attend the meeting, you must present proof of your ownership of Company stock, such as a current bank or brokerage account statement reflecting ownership as of the record date for the meeting, to be admitted. Cameras, recording devices and other electronic devices will not be permitted at the meeting.
What am I voting on?
      You are voting on:

•	the election of two directors;

•	amending the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock to 1,000,000,000 shares in connection with the Company’s announced two-for-one stock split;

•	the ratification of KPMG LLP as our independent auditor for 2006; and

•	any other business properly coming before the meeting.
How does the Board recommend that I vote?
      The Board recommends that you vote:

•	FOR each of the nominees for director;

•	FOR amending the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock to 1,000,000,000 shares in connection with the Company’s announced two-for-one stock split; and

•	FOR the ratification of KPMG LLP as our independent auditor for 2006.
Why should I vote?
      Your vote is very important. Regardless of the number of shares you hold, the Board strongly encourages you to exercise your right to vote as a stockholder of the Company.
How do I vote?
      You may vote by any of the following methods:

•	Vote on the Internet at the website for Internet voting. Simply follow the instructions on the proxy card and you can confirm that your vote has been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials. Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on May 10, 2006.

•	Vote by telephone by using the toll-free number listed on the proxy card and following the instructions on the proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your vote has been properly recorded. Telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on May 10, 2006.

•	Vote by mail by completing, signing, dating and returning your proxy card in the pre-addressed, postage-paid envelope provided. If you vote by mail and your proxy card is returned unsigned, then your vote cannot be counted. If you vote by mail and the returned proxy card is signed without indicating how you want to vote, then your proxy will be voted as recommended by the Board of Directors. If mailed, your completed and signed proxy card must be received by May 10, 2006.

•	You may attend and vote at the meeting. The Board recommends that you vote on the Internet, by telephone or by mail as it is not practical for most stockholders to attend and vote at the meeting. Using one of these methods to vote your proxy card will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in street name (e.g., held in the name of a bank, broker, or other holder of record) you must obtain a proxy, executed in your favor, from your bank, broker or other holder of record to be able to vote at the meeting.
If I vote by telephone or Internet, do I need to return my proxy card?
      No.
If I vote by mail, telephone or Internet, may I still attend the meeting?
      Yes.

Is my vote confidential?
      Yes. All voting records which identify stockholders are kept permanently confidential except as necessary to meet legal requirements and in other limited circumstances such as proxy contests. The vote tabulators and the inspectors of election are required to execute confidentiality agreements.
Can I change my vote?
      If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken by:

•	voting at a later time by Internet or telephone;

•	voting in person at the meeting; or

•	delivering to the Corporate Secretary of Anadarko a proxy with a later date or a written revocation of your proxy.
      If you are a street name stockholder and you vote by proxy, you may later revoke your proxy by informing the holder of record in accordance with that entity’s procedures.
How many votes must be present to hold the meeting?
      Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to hold our meeting, holders of a majority of our common stock entitled to vote must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum.
What is a broker non-vote?
      The New York Stock Exchange permits brokers to vote their customers’ shares held in street name on routine matters when the brokers have not received voting instructions from their customers. Brokers may not vote their customers’ shares held in street name on non-routine matters unless they have received voting instructions from their customers. Non-voted shares on non-routine matters are called broker non-votes. Broker non-votes will have no effect on the vote for any matter properly introduced at the Annual Meeting.
What are routine matters?
      The election of directors, the amendment of the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock to 1,000,000,000 shares in connection with the Company’s announced two-for-one stock split and the ratification of the independent auditor are examples of routine matters on which brokers may vote even if they have not received instructions from their customers.
What are non-routine matters?
      Non-routine matters are matters such as stockholder proposals, although there are no stockholder proposals under consideration at the Annual Meeting.
How many votes are needed to approve each of the proposals?
      Directors are elected by plurality vote. This means that the director nominees who receive the most votes will be elected to fill the available seats on the Board. Neither abstentions nor broker non-votes will have an effect on the votes for or against the election of a director.
      The proposal to amend the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock to 1,000,000,000 shares will be approved if a majority of the shares issued and outstanding are cast in favor of the proposal. All other proposals will be approved if a majority of the shares present in person or by proxy are cast for the proposal. Shares represented by proxy which are marked “abstain” will count toward the number of shares present but will not count as an affirmative vote and, therefore, an abstention will have the effect of a vote against the proposal. Broker non-votes will not be considered present at the meeting with respect to the proposals and so will have no effect on the approval of proposals.
Could other matters be decided at the meeting?
      We are not aware of any matters that will be considered at the Annual Meeting other than those on the proxy card. However, if any other matters arise at the Annual Meeting, the person named in your proxy will vote in accordance with their best judgment.
Where can I find the voting results of the meeting?
      We will announce voting results at the meeting, and we will publish the final results in our quarterly report for the second quarter of 2006. You can get a copy of this and other reports free of charge on the Company’s website at www.anadarko.com, or by contacting our Investor Relations Department at investor@anadarko.com.
ANADARKO BOARD OF DIRECTORS

Item 1 — Election of Directors
      The Board of Directors of Anadarko is divided into three classes of directors for purposes of election. One class of directors is elected at each annual meeting of stockholders to serve for a three-year term. All of the director nominees listed below are current directors of the Company.
      At the 2006 meeting, the terms of three directors are expiring. Two of these directors have been nominated and, if elected at this meeting, will hold office until the expiration of each of their terms in 2009. Mr. Albert’s term expires at the end of the 2006 Annual Meeting and he is not standing for reelection. Those directors not up for election this year will continue in office for the remainder of their terms.
      If a nominee is unavailable for election, then the proxies will be voted for the election of another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the meeting.
      The Board recommends that you vote “FOR” each of the nominees listed below.

Directors Nominated this Year by the Board of Directors for Terms Expiring in 2009
      Robert J. Allison, Jr. (67) — Mr. Allison has been Chairman Emeritus of the Board of the Company since January 2006 and a director since 1985. He was Chairman of the Board from 1986 until December 2005. He also served as Chief Executive Officer of the Company from 1986 until January 2002, and from March 2003 until December 2003. Mr. Allison is also a director of Freeport-McMoRan Copper & Gold Inc.
      John W. Poduska, Sr. (68) — Mr. Poduska resides in Boston, Massachusetts. He is a retired business executive. Mr. Poduska was Chairman of Advanced Visual Systems, Inc., a provider of visualization software, from 1992 until 2002. Mr. Poduska is a director of Novell, Inc. and Safeguard Scientific, Inc. He was a director of Union Pacific Resources Group, Inc. from 1995 until 2000. Mr. Poduska has been a director of the Company since 2000.

Continuing Directors with Terms Expiring in 2007
      Larry Barcus (68) — Since 1990, Mr. Barcus has served as Chairman of L.G. Barcus and Sons, Inc., a general contractor, located in Kansas City, Kansas with operations nationwide. He has also served as

Chairman of First Community Bancshares and Chairman of First Community Bank since 1995. Mr. Barcus has been a director of the Company since 1986.
      James L. Bryan (69) — Mr. Bryan is a retired business executive. From 1999 until December 2003, Mr. Bryan was Executive Vice President of Newpark Drilling Fluids, Inc., an oilfield services firm headquartered in Houston, Texas. He retired as Senior Vice President of Dresser Industries, Inc. in 1998. He had been a Vice President of Dresser since 1990. Mr. Bryan has been a director of the Company since 1986.
      H. Paulett Eberhart (52) — Ms. Eberhart is a retired business executive residing in Plano, Texas. From 2003 until her retirement in March 2004, Ms. Eberhart was President — Americas of Electronic Data Systems Corporation (EDS), an information technology and business process outsourcing company. From 2002 to 2003, she was Senior Vice President — EDS and President — Solutions Consulting. She was also a member of the Executive Operations Team and Investment Committee of EDS. From 2001 to 2002, Ms. Eberhart served as the Senior Vice President, Information Solutions, U.S. and from 1999 to 2001 as the Senior Vice President, Information Solutions, Southwest Region. Ms. Eberhart was an employee of EDS from 1985 to 2004. Ms. Eberhart is a member of the Financial Executives International and American Institute of Certified Public Accountants. Ms. Eberhart also serves on the Board of Directors of Advanced Micro Devices, Inc. and Solectron Corporation. Ms. Eberhart has been a director of the Company since 2004.
      James T. Hackett (52) — Mr. Hackett was named President and Chief Executive Officer of the Company in December 2003 and Chairman of the Board of the Company in January 2006. Prior to joining the Company, Mr. Hackett was the Chief Operating Officer of Devon Energy Corporation from April 2003 to December 2003, following Devon’s merger with Ocean Energy, Inc. Mr. Hackett was President and Chief Executive Officer of Ocean Energy, Inc. from March 1999 to April 2003 and was Chairman of the Board from January 2000 to April 2003. He served as Chief Executive Officer and President of Seagull Energy Corporation from September 1998 until March 1999 and as Chairman of the Board from January 1999 to March 1999 prior to its merger with Ocean Energy. He currently serves as a Director of Fluor Corporation and Temple-Inland, Inc. and serves on the board of the Federal Reserve Bank of Dallas.

Continuing Directors with Terms Expiring in 2008
      John R. Butler, Jr. (67) — Since 1976, Mr. Butler has been Chairman of J. R. Butler and Company, a reservoir engineering company located in Houston, Texas. He was Chairman and Chief Executive Officer of GeoQuest International Holdings, Inc., Senior Chairman of Petroleum Information Corp. and Vice Chairman of Petroleum Information/ Dwights, L.L.C. until 1997. He is currently a member of the Society of Petroleum Evaluation Engineers, and was also Chairman of the Society of Exploration Geophysicists Foundation until December 2001. Mr. Butler was a director of Kelman Technologies Inc., a Toronto Stock Exchange Company, from 2000 until 2004. Mr. Butler has been a director of the Company since 1996.
      John R. Gordon (57) — Mr. Gordon is Senior Managing Director of Deltec Asset Management LLC, an investment firm located in New York, New York. He was President of Deltec Securities Corporation from 1988 until it was converted into Deltec Asset Management LLC. Mr. Gordon has been a director of the Company since 1988.
CORPORATE GOVERNANCE
      In 2005, the Board continued to focus on excellence in corporate governance through implementing and refining various processes that the Board and its committees adopted in 2002. The Board has been comprised of a majority of independent directors since the Company became an independent company in 1986. The Audit Committee, the Compensation and Benefits Committee, the Nominating and Corporate Governance Committee and the Enterprise Resource Planning Committee have each been comprised entirely of independent directors since their inception. The written charters for the Audit Committee, the Compensation and Benefits Committee and the Nominating and Corporate Governance Committee can be

found on the Company’s website at www.anadarko.com together with the Code of Business Conduct and Ethics, the Code of Ethics for the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, and the Corporate Governance Guidelines. Any of these documents will be furnished in print free of charge to any stockholder who requests it.
Board of Directors
      The Board of Directors currently has nine members. The Board, on the recommendation of the Nominating and Corporate Governance Committee, has determined that Ms. Eberhart and Messrs. Albert, Barcus, Bryan, Butler, Gordon and Poduska are independent directors as defined under the Company’s Corporate Governance Guidelines, which reflect the current New York Stock Exchange (NYSE) director independence standards. Ms. Eberhart and Messrs. Albert, Barcus, Bryan, Gordon and Poduska have no relationships with the Company other than being a director and shareholder of the Company. With respect to Mr. Butler, the Board specifically considered that Mr. Butler’s son-in-law is a non-executive employee of the Company. The Board determined that this is not a relevant factor in determining Mr. Butler’s independence. Mr. Hackett is a management director and Mr. Allison, although a non-management director, is a non-independent director according to NYSE guidelines due to employment as an executive officer of the Company within the last three years.
      The Company is required to report whether any director attended fewer than 75 percent of the sum of the total number of Board meetings and the total number of Board committee meetings that a director was eligible to attend in 2005. There were 10 Board meetings in 2005 and 27 Board committee meetings as described below. All of the Company’s directors exceeded the attendance threshold, and all but one director had 100 percent attendance at all Board meetings and Board committee meetings that they were eligible to attend. All of the directors attended the 2005 Annual Meeting of Stockholders.

Corporate Governance Guidelines
      In January 2005, the Board amended and restated the Corporate Governance Guidelines. The Corporate Governance Guidelines were amended to allow for compliance with changes to the definition of director independence adopted by the NYSE.
      Additionally, in February 2006, the Board changed the Company’s mandatory retirement age policy by amending and restating the paragraph of the Corporate Governance Guidelines entitled “Retirement from the Board.” The paragraph now reads as follows:

“A Director shall retire from the Board at the end of the calendar year in which he or she reaches 72 years of age, unless (1) the members of the Nominating and Corporate Governance Committee unanimously waive such requirement due to special circumstances, and (2) the Committee’s action is ratified and approved by a majority of the disinterested directors on the Board of Directors. In any event, a Director shall retire from the Board at the end of the calendar year in which he or she reaches 75 years of age, and no waiver shall be permitted.”
      The amended and restated Corporate Governance Guidelines are posted on the Company’s website at www.anadarko.com.

Code of Business Conduct and Ethics
      In January 2005, the Board amended and restated the Code of Business Conduct and Ethics. The amended and restated Code of Business Conduct and Ethics is posted on the Company’s website at www.anadarko.com. The Code of Business Conduct and Ethics was amended to be consistent with the Company’s current practices and provide better communication of the Company’s policies to the public. Additionally, in February 2006, the Board reviewed the Code of Business Conduct and Ethics and determined that no changes were necessary at that time.

Selection of Directors
      The Company’s Corporate Governance Guidelines state that the Nominating and Corporate Governance Committee shall, for positions on the Board of Directors not currently filled: (a) identify the personal characteristics needed in a director nominee so that the Board as a whole will possess the Qualifications of the Board as a Whole as these qualifications are set forth in the Corporate Governance Guidelines; (b) compile, through such means as the Committee considers appropriate, a list of potential director nominees thought to possess the Individual Qualifications identified in the Corporate Governance Guidelines; (c) if the Committee so determines it to be appropriate, engage an outside consultant to assist in the search for nominees and to conduct background investigations on all nominees regardless of how nominated; (d) review the resume of each nominee; (e) conduct interviews with the nominees meeting the desired set of qualifications; (f) following interviews, compile a short list of nominees (which, at the discretion of the Committee, may consist of a single individual) who may meet, at a minimum, with the Chairman of the Board, the Chief Executive Officer and the Chairman of the Nominating and Corporate Governance Committee and/or the Lead Director; and (g) evaluate the nominee(s) in relationship to the culture of the Company and the Board and its needs.

Stockholder Participation in the Selection of Director Nominees
      The Nominating and Corporate Governance Committee did not receive any names of individuals suggested for nomination to the Company’s Board of Directors by its stockholders during the past year. However, the Board will consider individuals identified by stockholders on the same basis as nominees identified from other sources. Stockholders wishing to submit the name of an individual for consideration must submit the recommendation in writing to the Company’s Corporate Secretary by certified or registered mail to the Company’s mailing address, including:

•	the name, address and comprehensive biography of the director nominee and an explanation of why the nominee is qualified to serve as a director;

•	the name, address and telephone number of the stockholder or group of stockholders making the recommendation, proof of ownership, number of shares and length of time the shares of the Company’s voting securities have been beneficially owned by the stockholder or group of stockholders, and a representation that the stockholder or group of stockholders is entitled to and will remain entitled to vote at the Company’s next annual meeting; and

•	a letter in writing from the individual being recommended certifying his or her willingness to serve, if elected as a director.
      For more information on stockholder participation in the selection of director nominees, please refer to that section in the Company’s Corporate Governance Guidelines, which are posted on the Company’s website at www.anadarko.com.

Directors’ Continuing Education
      The Company’s Director Education Policy encourages all members of the Board of Directors to attend director education programs appropriate to their individual backgrounds to stay abreast of developments in corporate governance and “best practices” relevant to their contribution to the Board of Directors as well as their responsibilities in their specific committee assignments. The Director Education Policy provides that the Company will reimburse the Board of Directors for all costs associated with attending any director education program.

Lead Director at the Non-Management Directors’ Executive Sessions
      The Board of Directors has elected Mr. Gordon as its Lead Director. As Lead Director, Mr. Gordon’s role is to aid and assist the Chairman and the remainder of the Board of Directors in assuring effective corporate governance in managing the affairs of the Board of Directors and the Company.

      Additionally, Mr. Gordon presides at executive sessions of the non-management directors. The executive sessions are held immediately after each regularly scheduled quarterly meeting of the Board of Directors and at any other board meetings as requested by the directors. Mr. Gordon has also been added to the Executive Committee of the Board, providing additional representation for the independent directors in any actions taken by the Executive Committee between Board meetings.

Communication with the Directors of the Company
      The Board of Directors welcomes questions or comments about the Company and its operations. Interested parties may contact the Board of Directors, including the Lead Director, at nominating governance@apcdirector.com or at Anadarko Petroleum Corporation, Attn: Corporate Secretary, 1201 Lake Robbins Drive, The Woodlands, Texas, 77380. Any questions or comments will be kept confidential, if requested. These procedures may change from time to time, and you are encouraged to visit our website for the most current means of contacting our directors.

Transactions with Entities Connected to Independent Directors
      During 2005, there were no Company transactions with entities connected to independent directors.

Compensation and Benefits Committee Interlocks and Insider Participation
      The Compensation and Benefits Committee is made up of three independent, non-employee directors, Messrs. Bryan, Gordon and Poduska. No interlocking relationship exists between the members of our Compensation and Benefits Committee and the board of directors or compensation committee of any other company.

Director Compensation
      In May 2005, the Compensation and Benefits Committee increased the annual retainer that each non-management director receives for serving on the Audit Committee from $3,000 to $6,000. Additionally, the Compensation and Benefits Committee increased the Lead Director annual retainer from $15,000 to $25,000.
      In addition to the deferred stock and stock options described below, the non-management directors receive the following compensation, which he or she may elect to receive in cash, common stock or a combination of both:

(1) an annual retainer of $50,000;

(2) an annual committee membership retainer of $6,000 for each director who serves on the Audit Committee;

(3) an annual committee membership retainer of $3,000 for each committee on which the director serves (except for members of the Audit Committee and the Enterprise Resource Planning Committee);

(4) a retainer of $15,000 for serving as the chairman of the Compensation and Benefits Committee or the Nominating and Corporate Governance Committee, a retainer of $25,000 for serving as Audit Committee chairman, a retainer of $25,000 for serving as Lead Director, and a retainer of $75,000 for serving as non-executive Chairman of the Board;

(5) a fee of $2,000 for each Board meeting attended, plus expenses related to attendance; and

(6) a fee of $2,000 for each committee meeting attended, plus expenses related to attendance.

Stock Plan for Non-Management Directors
      Under the Company’s stock ownership guidelines for non-management directors, each non-management director is required to own Company stock in an amount equal to three times the annual

Board retainer for non-management directors. Directors have three years from the date of their initial election to the Board to comply with the guidelines. All non-management directors have met the Company’s stock ownership guidelines.
      Under the 1998 Director Stock Plan, the directors may grant stock-based awards to non-management directors.
      Non-management directors currently receive annual grants of deferred stock and stock options. Each non-management director is automatically issued 250 shares of deferred stock (1,000 shares annually) on the first business day of each calendar quarter. The deferred stock will be distributed to the director when he or she resigns or retires from the Board. Directors receive dividends on, and are entitled to vote, the deferred stock. In addition, upon approval by the Compensation and Benefits Committee, each non-management director is granted an annual option to purchase 3,750 shares of common stock. The option price is the fair market value on the date of grant. The options will vest 100% one year from the date of grant and options will expire ten years from the date of grant. Additionally, upon initial election to the Board, non-management directors receive an initial grant of an option to purchase 10,000 shares of common stock of the Company. The options vest 100% on the date of grant and expire ten years from the date of grant.
      On each of January 3, 2005, April 1, 2005, July 1, 2005 and October 3, 2005, the Board made deferred stock grants of 250 shares to each non-management director. The deferred stock will be distributed in shares when the director ceases to serve as a director of the Company. Directors receive dividends on and are entitled to vote the deferred stock.
      On November 15, 2005, the directors granted each non-management director an option to purchase 3,750 shares of common stock. The option price is the fair market value on the date of grant. The options will vest 100% one year from the date of grant and options will expire ten years from the date of grant.

Director Compensation Table
      The following table sets forth information concerning total director compensation during the 2005 fiscal year for each current non-management director:

		Fees Earned	Stock	Option	Non-Stock	All Other
		or Paid In	Awards	Awards	Incentive Plan	Compensation
Name	Total ($)	Cash ($)(1)	($)(2)	($)(3)	Compensation ($)	($)(4)

Conrad P. Albert	299,585	109,750	80,126	107,904	0	1,805
Robert J. Allison, Jr.	336,835	147,000	80,126	107,904	0	1,805
Larry Barcus	297,585	107,750	80,126	107,904	0	1,805
James L. Bryan	310,835	121,000	80,126	107,904	0	1,805
John R. Butler, Jr.	332,585	142,750	80,126	107,904	0	1,805
H. Paulett Eberhart	303,585	113,750	80,126	107,904	0	1,805
John R. Gordon	312,668	122,833	80,126	107,904	0	1,805
John W. Poduska, Sr.	311,885	121,000	80,126	107,904	0	2,855

(1)	Each non-management director earned or was paid in cash the following fees: (a) an annual retainer of $50,000; and (b) board meeting fees of $22,000. Excluding Mr. Allison, each non-director also earned or was paid in cash for committee retainer fees, committee meeting fees and a committee chairmanship retainer based on the committees on which they served. Please see page 10 for a listing of each director’s committee service. Mr. Allison received a retainer of $75,000 for serving as non-executive Chairman of the Board through December 31, 2005. Additionally, Mr. Gordon received a Lead Director retainer of $20,833.

(2)	On each of January 3, 2005, April 1, 2005, July 1, 2005 and October 3, 2005, the Board made deferred stock grants of 250 shares to each non-management director. The Company uses the grant date fair value of the award as determined pursuant to FAS 123R for financial reporting purposes to estimate the value of the award.

(3)	On November 15, 2005, the directors granted each non-management director an option to purchase 3,750 shares of common stock. The Company uses the grant date fair value of the award as determined pursuant to FAS 123R for financial reporting purposes to estimate the value of the award.

(4)	Includes annual premiums in the amount of $155 and $1,650 respectively for Accidental Death & Dismemberment coverage and Personal Excess Liability coverage paid by the Company for each director’s benefit. Additionally, Mr. Poduska was credited with $1,050 in earnings under the Deferred Compensation Plan, as described on page 26.

Committees of the Board
      The Board of Directors has five committees: the Audit Committee; the Compensation and Benefits Committee; the Nominating and Corporate Governance Committee; the Executive Committee; and the Enterprise Resource Planning Committee. The Audit Committee, the Compensation and Benefits Committee, the Nominating and Corporate Governance Committee and the Enterprise Resource Planning Committee are independent committees, which means that all of the members of these committees have been determined by the Board to be independent in accordance with the Company’s Corporate Governance Guidelines. The Executive Committee is not an independent committee as it has both non-management and management directors as members; however, the majority of the members of the Executive Committee are independent directors. Each of the independent committees of the Board and the entire Board evaluated their performance in 2005. The performance evaluations were supervised by the Nominating and Corporate Governance Committee and discussed by the applicable committee and the Board.
      The table below shows the current membership of each committee of the Board and the number of meetings each committee held in 2005:

					Nominating				Enterprise
			Compensation		& Corporate				Resource
Director	Audit		& Benefits		Governance		Executive		Planning

Mr. Albert	X				X
Mr. Allison							X
Mr. Barcus	X				X
Mr. Bryan			X		X	*	X
Mr. Butler	X	*			X		X		X
Ms. Eberhart	X				X				X	*
Mr. Gordon			X		X		X	**
Mr. Hackett							X	*
Mr. Poduska			X	*	X				X
2005 Meetings	11		8		4		2		2

*	Chairperson

**	Serves in his capacity as Lead Director

Audit Committee
      The Board re-elected Ms. Eberhart and Messrs. Albert, Barcus and Butler as members of the Audit Committee in May 2005. The Committee re-elected Mr. Butler as chairman of the Audit Committee in May 2005. During 2005, the Audit Committee held eleven meetings.
      The purpose of the Audit Committee is to assist the Board in monitoring:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence;

•	the performance of the Company’s internal and independent auditors; and

•	the business practices and ethical standards of the Company.
      The Audit Committee Charter (as adopted by the Board of Directors and amended from time to time) has been posted on the Company’s website at www.anadarko.com.
      The Audit Committee is also directly responsible for:

•	the appointment, approval of compensation, retention and oversight of the work of the Company’s independent auditor, KPMG LLP;

•	the preparation of the Audit Committee report, which is on page 15; and

•	the appointment, compensation, retention and oversight of the work of the Company’s independent reserve engineering consultants.
      All of the members of the Audit Committee meet the independence requirements of the NYSE, the Sarbanes-Oxley Act, the Securities Exchange Act and the rules of the Securities and Exchange Commission (the SEC) adopted thereunder, and the Company’s Corporate Governance Guidelines.
      In February 2006, the Board of Directors determined that Ms. Eberhart is an Audit Committee financial expert as defined by the SEC.

Compensation and Benefits Committee
      The Board re-elected Messrs. Bryan, Gordon and Poduska as members of the Compensation and Benefits Committee in May 2005. Mr. Poduska was re-elected as chairman of the Compensation and Benefits Committee by the Board in May 2005. During 2005, the Compensation and Benefits Committee met eight times.
      The Compensation and Benefits Committee has overall responsibility for approving and evaluating the director and executive officer compensation plans, policies and programs of the Company. The Compensation and Benefits Committee is also responsible for producing the annual report on executive compensation, which is on page 16. The Compensation and Benefits Committee Charter is posted on the Company’s website at www.anadarko.com.

Nominating and Corporate Governance Committee
      Ms. Eberhart and Messrs. Albert, Barcus, Bryan, Butler, Gordon and Poduska served as members of the Nominating and Corporate Governance Committee throughout 2005. Mr. Bryan served as chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held four meetings in 2005.
      The Nominating and Corporate Governance Committee has overall responsibility for:

•	recommending nominees for director to the full Board;

•	reviewing the qualifications of existing Board members before they are nominated for re-election to the Board;

•	recommending members of the Board for committee membership;

•	proposing Corporate Governance Guidelines for the Company and reviewing them annually;

•	oversight of the Company’s compliance structure and programs;

•	developing an evaluation process for the Board;

•	overseeing the emergency and expected CEO succession plans; and

•	reviewing and investigating any reports to the Company’s anonymous reporting hotline regarding non-financial matters.
      The Nominating and Corporate Governance Committee Charter is posted on the Company’s website at www.anadarko.com.

Executive Committee
      The Board re-elected Messrs. Allison, Bryan, Butler and Hackett as members of the Executive Committee in May 2005. In February 2006, the Board elected Mr. Gordon, in his capacity as Lead Director, as a member of the Executive Committee. This Committee is not an independent committee; however, the majority of the members of the Executive Committee are independent directors. Mr. Allison, a retired Company executive, and Mr. Hackett, the Company’s Chairman, President and CEO, are members of this Committee. In connection with Mr. Hackett’s election as the Company’s Chairman, Mr. Hackett was named the chairman of the Executive Committee effective January 1, 2006. In accordance with the Company’s bylaws, the Executive Committee acts with the power and authority of the Board in the management of the business and affairs of the Company while the Board is not in session. The Executive Committee has generally held meetings to approve specific terms of financing or other transactions that have previously been approved by the Board. During 2005, the Executive Committee met twice.

Enterprise Resource Planning Committee
      The Board created the Enterprise Resource Planning Committee in January 2005 for the special purpose of providing input and advice to the Company during its implementation of the Enterprise Resource Planning Project. The Board elected Messrs. Butler and Poduska and Ms. Eberhart as members of the Enterprise Resource Planning Committee, with Ms. Eberhart serving as the chairman. Enterprise Resource Planning integrates back-office systems across the Company by implementing a modern, integrated software system that automates the tasks necessary to perform various business functions. The Enterprise Resource Planning Committee was created with an initial term of one year. In early February 2006, the Board renewed and extended the term of the Enterprise Resource Planning Committee by one year. The members of the Enterprise Resource Planning Committee receive only the standard meeting attendance fee and do not receive a committee membership retainer or a retainer for serving as chairman of the committee. The Enterprise Resource Planning Committee met twice in 2005.
STOCK OWNERSHIP
      As of March 13, 2006, there were [XXX,XXX,XXX] shares of Anadarko common stock outstanding entitled to vote at the meeting. Each of these shares is entitled to one vote. The information provided below summarizes the beneficial ownership of officers and directors of the Company and owners of more than 5% of outstanding common stock. “Beneficial ownership” generally includes those shares of common stock someone has the power to vote, sell or acquire within 60 days. It includes common stock that is held directly and also shares held indirectly through a relationship, a position as a trustee or under a contract or understanding.

Directors and Executive Officers
      On February 28, 2006, the directors and executive officers of the Company beneficially owned, in the aggregate, 2,746,966 shares of Anadarko common stock (approximately 1.2% of the outstanding shares entitled to vote at that time).

	Amount and Nature of Beneficial Ownership

		Shares
	Number of Shares	Acquirable	Total
	Beneficially	Within	Beneficial	Percent
Name of Beneficial Owner	Owned(1)	60 Days	Ownership	of Class

James T. Hackett	147,167	125,000	272,167	*
R. A. Walker	33,100	0	33,100	*
Robert P. Daniels	36,569	169,100	205,669	*
Karl F. Kurz	30,738	18,334	49,072	*
James R. Larson(2)	36,264	0	36,264	*
Mark L. Pease	66,042	99,100	165,142	*
Robert K. Reeves	20,256	48,600	68,856	*
Conrad P. Albert(3)	38,364	43,750	82,114	*
Robert J. Allison, Jr	276,381	753,750	1,030,131	*
Larry Barcus	53,854	33,750	87,604	*
James L. Bryan	26,378	53,750	80,128	*
John R. Butler, Jr.	30,233	33,750	63,983	*
H. Paulett Eberhart	1,500	13,750	15,250	*
John R. Gordon	72,076	53,750	125,826	*
John W. Poduska, Sr.	17,031	23,750	40,781	*
All directors and executive officers as a group, (25 persons)	1,117,263	1,629,703	2,746,966	1.2%

*	Less than one percent.

(1)	This number does not include shares of common stock which the directors or officers of the Company have the right to acquire within 60 days of February 28, 2006.

(2)	On May 17, 2005, Mr. Larson announced his retirement from the Company. Mr. Larson continued to serve as Senior Vice President, Finance and CFO until Mr. Walker’s appointment effective September 6, 2005, and thereafter served as Senior Vice President until his retirement effective January 1, 2006.

(3)	Mr. Albert disclaims beneficial ownership of 11,573 shares held by his wife and children.

Owners of More than Five Percent of Anadarko Stock
      The following table shows the beneficial owners of more than five percent of the Company’s common stock as of December 31, 2005.

		Amount and Nature
		of Beneficial
Title of Class	Name and Address of Beneficial Owner	Ownership		Percent of Class

Common Stock	Barclays Global Investors, NA.	14,817,580	(1)	6.30%
	45 Fremont Street, 17th Floor San Francisco, CA 94105
Common Stock	CAM North America, LLC	13,744,644	(2)	5.85%
	399 Park Avenue New York, NY 10022
Common Stock	Neuberger Berman Inc.	13,610,699	(3)	5.79%
	605 Third Avenue New York, NY 10158

(1)	Based upon its Schedule 13G filed January 26, 2006 with the SEC with respect to its securities as of December 31, 2005, Barclays Global Investors, NA has sole voting power as to 9,914,400 shares and sole dispositive power as to 11,572,621 shares, Barclays Global Fund Advisors has sole voting power as to 1,391,254 shares and sole dispositive power as to 1,401,761 shares, Barclays Global Investors, Ltd. has sole voting power as to 1,532,225 shares and sole dispositive power as to 1,643,499 shares, and Barclays Global Investors Japan Trust and Banking Company Limited has sole voting and dispositive power as to 199,699 shares.

(2)	Based upon its Schedule 13G filed February 14, 2006 with the SEC with respect to its securities as of December 31, 2005, CAM North America, LLC has shared voting power as to 2,925,814 shares and shared dispositive power as to 4,106,830 shares, Salomon Brothers Asset Management Inc. has shared voting and dispositive power as to 112,595 shares, Smith Barney Fund Management LLC has shared voting and dispositive power as to 9,446,557 shares and TIMCO Asset Management Inc. has shared voting and dispositive power as to 78,662 shares.

(3)	Based upon its Schedule 13G filed February 15, 2006 with the SEC with respect to its securities as of December 31, 2005, Neuberger Berman Inc. has sole voting power as to 9,634,521 shares, shared voting power as to 484,600 shares and shared dispositive power as to 13,610,699 shares.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by the SEC’s regulations to furnish the Company and any exchange or other system on which such securities are traded or quoted with copies of all Section 16(a) forms they filed with the SEC.
      To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all reporting obligations of the Company’s officers, directors and greater than ten percent stockholders under Section 16(a) were satisfied during the year ended December 31, 2005, except that in February 2006 a Form 4 for the purchase of 1,000 shares of common stock by Mr. Gordon in 2001 was filed late.

AUDIT COMMITTEE REPORT
      The following report of the Audit Committee of the Company shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this report be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
      The Audit Committee of the Board is responsible for independent, objective oversight of the Company’s accounting functions and internal controls over financial reporting. The Audit Committee is composed of four directors, each of whom is independent as defined by the NYSE listing standards. The Audit Committee operates under a written charter approved by the Board of Directors.
      Management is responsible for the Company’s internal controls over financial reporting. The independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards in the United States of America and issuing a report thereon. The independent auditor is also responsible for performing independent audits of the Company’s internal controls over financial reporting and of management’s assessment of the effectiveness of controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.
      KPMG LLP served as the Company’s independent auditor during 2005 and was appointed by the Audit Committee to serve in that capacity for 2006. KPMG LLP has served as the Company’s independent auditor since its initial public offering in 1986.
      In connection with these responsibilities, the Audit Committee met with management and the independent auditor to review and discuss the December 31, 2005 financial statements and matters related to Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee also discussed with the independent auditor the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).
      The Audit Committee also received written disclosures from the independent auditor required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee discussed with the independent auditor that firm’s independence.
      Based upon the Audit Committee’s (i) review and discussions with management and the independent auditor and (ii) review of the representations of management and the independent auditor, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC.

THE AUDIT COMMITTEE
John R. Butler, Jr., Chairman
Conrad P. Albert
Larry Barcus
H. Paulett Eberhart

EXECUTIVE COMPENSATION
Compensation and Benefits Committee Report
on 2005 Executive Compensation
      The Compensation and Benefits Committee (“Compensation Committee”), listed on page 11, is responsible for establishing and administering the executive compensation programs of the Company. This report describes the compensation philosophy and actions taken by the Compensation Committee during 2005 with respect to Anadarko’s executive officers.
Compensation Philosophy of the Company
      The Company’s compensation program for executive officers, which consists of base salary, performance-based annual bonus and long-term incentive awards, is designed to promote the strategic objectives that are critical to the long-term success of the Company. Collectively, these components are designed to deliver total compensation opportunities targeted at the 75th percentile of a peer group of oil and gas companies that the Company considers essential to attract, retain and reward key personnel. The compensation program provides executives the opportunity to earn total compensation levels within the top quartile of the peer group, to the extent that Company and executive performance on a combined and individual basis so warrants. The peer group (shown on the Performance Graph) consists of energy companies similar in business operations and comparable in size to Anadarko. Many of these energy companies are also included in the Dow Jones U.S. Exploration & Production index also shown on the Performance Graph. The Dow Jones U.S. Exploration & Production index is comprised of specific energy companies representing most facets of the industry including independent oil and gas companies. Not all companies included in the index are considered reasonably comparable to Anadarko with respect to analyzing executive compensation and benefit levels. As a result, we no longer believe that this index provides a good comparison of total shareholder return against a consistent representation of oil and gas companies with whom Anadarko currently competes for investment dollars.
      The Compensation Committee utilizes an independent compensation consultant to review executive compensation and benefit programs as well as total compensation levels provided to the CEO and executive officers. On at least an annual basis, the Compensation Committee reviews performance measures of the short-term and long-term incentive compensation programs to ensure they are properly aligned with and support the Company’s business strategy. The performance measures of the short-term bonus program recognize the contributions of executive officers and employees for the Company’s performance against the specific annual financial, operational and strategic goals. The performance measures of the long-term incentive program use a combination of multi-year internal and external relative performance measures to focus the executive officers on executing the Company’s longer-term strategic goals and maximizing shareholder returns. The Company believes that, collectively, these programs support the Company’s business strategy and align the interests of executive officers with those of the Company’s stockholders.
Base Salary
      Base salary compensation is reviewed annually by the Company’s independent compensation consultant and the Compensation Committee. Adjustments, if any, reflect each executive officer’s contribution to the performance of the Company as well as changes in market conditions or job responsibilities. Base salaries are generally targeted between the 50th and 75th percentiles of the comparative market data of the peer group. In establishing base salaries for the CEO and executive officers, the Compensation Committee considers a number of factors including the executive’s job responsibilities, individual achievements and contributions, level of experience, length of time in the position and comparative market data for similar positions within the peer group. In November 2005, the Committee reviewed the competitive data for the executive officers and confirmed that, on average, the base salaries for the executive officers were slightly above the 50th percentile. Based on the competitive review and the factors described above, the Compensation Committee approved base salary increases for the Company’s officers in 2005, including certain executives named in the Summary Compensation Table.
Annual Incentive Bonus
      The Annual Incentive Plan puts a significant portion of total compensation at risk by linking potential annual compensation to the Company’s achievement of specific performance goals during the year. These goals are established by the Compensation Committee at the beginning of each calendar year and for 2005 included:

1) Operational goals consisting of finding and development costs, reserve replacement and production growth, measured against internal objectives established by the Company;

2) Financial discipline goals consisting of net operating lease expense per barrel of oil equivalent produced and pre-capitalized general and administrative expense, both of which are measured against internal objectives; and

3) Safety goals which measure the Company’s total recordable incident rate (an industry safety performance standard) against an internal objective.
      Each performance goal and its specific criteria are weighted based upon the relative importance of the goal as determined by the Compensation Committee.
      Under the Annual Incentive Plan, a bonus target is established for each executive officer based upon a review of the competitive data for that position, level of responsibility and the position’s ability to impact the Company’s success. For 2005, these individual targets ranged up to 120% of base salary. Actual bonus awards are based on the Company’s achievement of the performance goals and the executive’s individual performance. Individuals may receive up to 200% of their individual bonus target if the Company significantly exceeds the specified goals and, conversely, no bonus is paid if the Company does not achieve a minimum threshold level of performance.
      Following the Committee’s formal evaluation of the Company’s performance for 2005, as measured against the prescribed performance goals, the Committee approved an above-target level bonus payout of 119% for eligible employees and executive officers under the Annual Incentive Plan. The Compensation Committee also approved additional cash bonuses to certain of the executive officers, excluding Mr. Hackett, which are separate from the Annual Incentive Plan. These bonuses were awarded to recognize several targeted accomplishments for the year including: implementation of focused cost-control initiatives; proactive efforts in securing rigs and acreage that are critical to the execution of the Company’s long-term strategy; advancement of international and deepwater opportunities and specific exploration and drilling successes; the successful execution of the share buyback program well ahead of expectations and the immediate commencement of the second share buyback program; and efforts exhibited toward the further strengthening of the balance sheet, balanced with prudent capital investments and returns to shareholders through stock buybacks and increased dividends. The individual bonus amounts for the current named executive officers are reflected in the Summary Compensation Table.
Long-Term Incentive Program
      The Company makes equity-based awards under the 1999 Stock Incentive Plan to align the interests of executive officers with those of stockholders by emphasizing the long-term growth in value of the Company. The Compensation Committee annually reviews competitive market data to determine appropriate stock awards based on the executive’s position and the market value of the stock. In addition, the Compensation Committee considers target compensation and the value of previous stock grants when determining the grant sizes for executive officers. The equity grants consist of a combination of stock options, restricted stock and stock performance awards.
      The performance awards may be earned if specific goals, focused on the long-term strategic objectives of the Company, are achieved. Each performance award is denominated in shares of stock of the Company and has a three-year “cliff vesting” performance period. The ultimate payout of these awards, if any, is dependent on two equally weighted performance measures: Reserve Replacement Efficiency (RRE) and Total Shareholder Return (TSR). RRE is a proxy for return on capital and is measured against the company’s cost of capital. Payouts only occur if RRE exceeds the company’s cost of capital. The TSR measure provides an external comparison of the Company’s performance against the peer group described in the Performance Graph and will only provide payout if the Company’s relative total shareholder return ranks in the top half of the peer group. Of the total mix of long-term incentive equity-based awards, the stock performance awards comprise approximately 50% of the overall value while stock options and restricted shares deliver approximately 15% and 35%, respectively, of the overall value. The Compensation Committee believes the structure of the equity-based awards under the long-term incentive program provides a combination of vehicles, and relative weightings, that are performance-based in absolute and relative terms, while also encouraging retention. In addition, the use of stock performance awards and restricted shares enables the Company to better manage its stock dilution. Both the stock options and restricted shares are subject to a pro-rata three-year vesting schedule and the stock options have a seven-year term.
      Following the annual review of competitive levels of total compensation for executive officers in 2005, the Compensation Committee made stock option, restricted share and stock performance awards to the executive officers, including the named executive officers as reflected in the Summary Compensation Table.
      Anadarko has maintained stock ownership guidelines for executive officers since 1993. The ownership guidelines are currently established at the following levels: two times base salary for Vice Presidents; two and one-half times base salary for Senior Vice Presidents; and five times base salary for the Chief Executive Officer. Anadarko believes the program has accomplished the desired objective of requiring our executives to acquire and maintain, for the duration of their careers, a significant position in Anadarko stock.
CEO Compensation
      Each year the Board of Directors formally evaluates the performance of the CEO. Through this evaluation process, the Compensation Committee assesses the CEO’s performance and recommends any changes that may be appropriate for the CEO’s compensation program based on individual performance as well as the competitive market data. Based on the Compensation Committee’s evaluation and assessment of Mr. Hackett’s individual performance and contributions to the strategic direction of the Company, the Compensation Committee approved the following actions with respect to Mr. Hackett’s compensation for 2005:

Base Salary. Mr. Hackett was initially elected President and Chief Executive Officer of the Company on December 3, 2003. Throughout 2004 and for the first 10 months of 2005, Mr. Hackett’s base salary remained at $1,100,000 which was the base salary originally prescribed in his employment agreement. Following the Committee’s review of the competitive base salaries for comparable positions at the peer companies and with advice from the Company’s executive compensation consultant, the Compensation Committee approved that Mr. Hackett’s base salary be increased to $1,300,000 in November 2005 in consideration of his leadership over the past 23 months.

Bonus. For 2005, Mr. Hackett’s target bonus opportunity was established at 120% of base salary. Based on the Company’s performance for 2005, the Compensation Committee awarded Mr. Hackett a $1,859,000 cash bonus under the Annual Incentive Plan, or 119% of his target bonus.

Following the Committee’s review of the competitive total cash compensation opportunity provided for comparable positions at the peer companies and with advice from the Company’s executive compensation consultant, the Committee approved that Mr. Hackett’s bonus target for 2006 be established at 130% of base salary.

Long-Term Incentives. Mr. Hackett was granted performance shares on December 3, 2003 when he was initially hired by the Company. The performance shares consist of two separate performance periods: a two-year period beginning December 3, 2003 and ending December 2, 2005; and a four-year period beginning December 3, 2003 and ending December 2, 2007. For each performance period, Mr. Hackett was granted 40,000 targeted performance shares with the opportunity to earn 80,000 performance shares at maximum performance level. Payout for each of the performance periods is based on the Company’s relative TSR ranking as compared to a select group of peer companies that was established at the time of the award. With the exception of any companies who have since ceased to be publicly traded, these peer companies are the same companies used in the Company’s review of executive compensation. On February 1, 2006, following review of the results of the first performance period which ended December 2, 2005, the Committee certified and approved an award of 14,400 shares of Company stock to Mr. Hackett based on the Company’s relative TSR performance against the peer companies. This represents 36% of the targeted award and reflects the performance element intended in the original grant.

In November 2005, the Committee approved long-term incentive awards to executive officers and eligible employees under the Company’s 1999 Stock Incentive Plan. Following the Committee’s review of the competitive market data, Mr. Hackett was awarded 40,000 non-qualified stock options, 30,000 restricted shares and 45,000 stock performance units. The stock options and restricted shares will vest equally over three years, beginning one year from the date of grant. The performance units are for the three-year performance period beginning January 1, 2006. Any payout will be based on the Company’s performance against the established TSR and RRE performance measures for the performance period (as described earlier in this report).
Summary
      The Compensation Committee believes the design of the Company’s total executive compensation program provides executives the incentive to maximize long-term operational performance using sound financial controls and high standards of integrity. It is the Compensation Committee’s belief that this focus will continue to be reflected in Anadarko’s operational, financial and stock price performance. The Compensation Committee also believes that total compensation for each executive should be commensurate with the achievement of specified short-term and long-term operational, financial and strategic objectives.
      In designing the Company’s compensation programs, the Compensation Committee’s primary consideration is Anadarko’s achievement of strategic business goals that serve to enhance stockholder value. Consideration is also given to competitive compensation practices, market economics, and other factors. Section 162(m) of the Internal Revenue Code, as amended (the “Code”), limits a company’s ability to deduct compensation paid in excess of $1 million during any fiscal year to the Chief Executive Officer and the next four highest paid officers, unless the compensation meets stockholder approved performance-based requirements. Awards under the Annual Incentive Plan and the 1999 Stock Incentive Plan satisfy the performance-based requirements under section 162(m). The Compensation Committee is committed to making awards that qualify as deductible compensation under section 162(m) of the Code whenever possible. However, where granting awards is consistent with the strategic goals of the Company, the Compensation Committee may make awards that are non-deductible when it believes it is in the best interest of the Company.

THE COMPENSATION AND BENEFITS
COMMITTEE

John W. Poduska, Sr., Chairman
James L. Bryan
John R. Gordon

SUMMARY COMPENSATION TABLE

								Long-Term Compensation

			Annual Compensation					Awards		Payouts

						Other			Securities
						Annual			Underlying		All Other
						Compen-		Restricted	Options/	Payouts	Compen-
			Salary	Bonus		sation		Stock (1)	SARs(2)	LTIP	sation
Name	Principal Position	Year	($)	($)		($)		($)	(#)	($)	($)

James T. Hackett(3)	Chairman, President and Chief Executive Officer	2005	1,133,333	1,859,000	(7)	354,757	(11)	2,609,100	40,000	1,538,568	176,900	(12)
	President and Chief Executive Officer	2004	1,100,000	1,815,000		217,660		0	0	0	6,766,000
	President and Chief Executive Officer	2003	83,696	0		0		9,324,000	250,000	0	0
R. A. Walker(4)	Senior Vice President, Finance and CFO	2005	136,837	150,000	(8)	529		2,838,857	36,400	0	0
Robert P. Daniels	Senior Vice President, Exploration and Production	2005	429,167	476,500	(8)	57,535	(10)(11)	547,911	8,900	0	74,417	(12)
	Senior Vice President, Exploration and Production	2004	366,667	461,750		42,816		488,514	9,300	0	59,827
	Vice President, Canada	2003	255,833	171,000		135,401		257,100	16,000	0	44,563
Karl F. Kurz	Senior Vice President, Marketing & GM, US Onshore	2005	316,970	396,750	(8)	19,112	(10)(11)	1,335,489	8,100	0	33,298	(12)
	Vice President, Marketing	2004	267,500	238,000		21,767		186,172	4,000	0	25,590
	Vice President, Marketing	2003	235,983	159,000		507		171,400	80,000	0	19,495
James R. Larson(5)	Senior Vice President	2005	475,000	525,000	(9)	23,052	(10)(11)	0	0	0	148,766	(12)
	Senior Vice President, Finance and CFO	2004	454,167	516,250		20,381		405,589	8,600	0	45,250
	Senior Vice President, Finance and CFO	2003	375,000	300,000		14,428		342,800	20,000	0	47,650
Mark L. Pease	Senior Vice President, Exploration and Production	2005	429,167	476,500	(8)	19,863	(10)(11)	547,911	8,900	0	53,455	(12)
	Senior Vice President, Exploration and Production	2004	400,000	461,750		12,706		488,514	9,300	0	37,140
	Vice President, U.S. Onshore and Offshore	2003	344,167	219,000		13,281		257,100	16,000	0	64,794
Robert K. Reeves(6)	Senior Vice President, Corporate Affairs & Law and Chief Governance Officer	2005	403,333	445,000	(8)	42,715	(10)(11)	460,941	7,400	0	50,300	(12)
	Senior Vice President, Corporate Affairs & Law and Chief Governance Officer	2004	311,594	435,000		2,307		920,291	93,300	0	18,696

(1)	Messrs. Hackett, Walker, Daniels, Kurz, Pease and Reeves each received a restricted stock award in 2005 which vests 33 1/3% per year each November 15th beginning in 2006. As part of the compensation package awarded to Mr. Walker upon his employment, Mr. Walker was awarded restricted stock in 2005 which vests 25% per year each September 6th beginning in 2006. Upon his appointment to Senior Vice President, Mr. Kurz received a restricted stock award in 2005 which vests 100% on May 12, 2008. The restricted stock awarded to Mr. Kurz in 2004 vests 33 1/3% per year each November 16th beginning in 2005. The restricted stock awarded to Mr. Kurz in 2003 vests 100% on October 30, 2006. Dividends will be paid on unvested shares. As of December 31, 2005, Mr. Hackett held 130,000 restricted shares valued at $12,317,500, Mr. Walker held 31,100 restricted shares valued at $2,946,725, Mr. Daniels held 16,950 restricted shares valued at $1,606,013, Mr. Kurz held 23,566 restricted shares valued at $2,232,879, Mr. Larson held 12,066 restricted shares valued at $1,143,254, Mr. Pease held 16,950 restricted shares valued at $1,606,013 and Mr. Reeves held 15,899 restricted shares valued at $1,506,430.

(2)	No SARs are outstanding.

(3)	Upon his employment in December 2003, Mr. Hackett was named President and Chief Executive Officer. Effective January 1, 2006, Mr. Hackett was also named Chairman of the Board.

(4)	Effective September 6, 2005, Mr. Walker was named Senior Vice President, Finance and CFO.

(5)	On May 17, 2005, Mr. Larson announced his retirement from the Company. Mr. Larson continued to serve as Senior Vice President, Finance and CFO until Mr. Walker’s appointment effective September 6, 2005, and thereafter served as Senior Vice President until his retirement effective January 1, 2006.

(6)	Upon his employment in March 2004, Mr. Reeves was named Senior Vice President, Corporate Affairs and Law. Mr. Reeves was also appointed as Chief Governance Officer in August 2004.

(7)	Based on the Company’s performance against specified goals for 2005, Mr. Hackett was awarded a bonus of $1,859,000 under the Annual Incentive Plan of which $1,560,000 was paid in cash and $299,000 was paid in stock compensation under the Company’s 1999 Stock Incentive Plan.

(8)	Based on the Company’s performance against specified goals for 2005, Messrs. Walker, Daniels, Kurz, Pease and Reeves were awarded a bonus of $143,000, $454,000, $378,000, $454,000 and $424,000, respectively, under the Annual Incentive Plan. As discussed in the Compensation and Benefits Committee Report on 2005 Executive Compensation on page 16, the Compensation and Benefits Committee awarded Messrs. Walker, Daniels, Kurz, Pease and Reeves an additional cash bonus of $7,000, $22,500, $18,750, $22,500 and $21,000, respectively.

(9)	On December 6, 2005, and in anticipation of Mr. Larson’s retirement from the Company at the end of 2005, the Compensation Committee of the Company’s Board of Directors approved a bonus award of $525,000 to Mr. Larson, related to the performance of services in the fiscal year ending December 31, 2005. The bonus was determined based on projected performance of the goals established in connection with the Company’s Annual Incentive Plan, which include specified operational, financial and safety performance goals, and also in consideration of Mr. Larson’s role in executing several key Company initiatives. The bonus was paid to Mr. Larson in 2006.

(10)	For Messrs. Daniels, Kurz, Larson, Pease and Reeves, Other Annual Compensation includes amounts reimbursed during 2005 for the payment of taxes related to imputed income from financial counseling services of $5,535, $6,108, $6,108, $6,108 and $12,948, respectively. The amount reported for Mr. Daniels in 2005 also includes incremental foreign assignment related tax reimbursements in the amount of $36,054.

(11)	Other Annual Compensation consists of the total of all perquisites provided by or paid for by the Company on behalf of the named executive officers. For 2005, aggregate perquisites received by each named executive officer, with the exception of Mr. Walker, exceeded $10,000. For Messrs. Daniels, Kurz, Larson, Pease and Reeves, perquisites reported in 2005 include the value of financial counseling services in the amounts of $9,650, $10,650, $10,650, $10,650 and $22,575, respectively. Other perquisites reported in this column include the value of personal use of the Company’s aircraft, personal excess liability insurance and imputed income from group term life insurance coverage. Mr. Hackett’s amount consists solely of perquisites, of which $333,640 represents personal use of the Company’s aircraft and $15,465 represents expenditures to improve and maintain Mr. Hackett’s home security system. Pursuant to the Company’s security policy, the Company requires the Chief Executive Officer to use the Company’s aircraft for personal use as well as business travel. The value of travel to board meetings for companies and civic organizations for which Mr. Hackett serves as a director is considered personal use and is included in the amount reported above. The value of personal aircraft use is based on the Company’s aggregate incremental direct operating costs, including cost of fuel, maintenance, landing and ramp fees, and other miscellaneous trip-related variable costs. Because the Company’s aircraft are used predominantly for business purposes, fixed costs, which do not change based on use of the aircraft, are excluded.

(12)	For Messrs. Hackett, Daniels, Kurz, Larson, Pease and Reeves, All Other Compensation includes Company contributions to the Anadarko Employee Savings Plan and the Anadarko Savings Restoration Plan (collectively, the “Savings Plans”) of $176,900, $53,455, $33,298, $59,475, $53,455 and $50,300 respectively. Mr. Larson’s amount also includes $89,291 of earned, unused vacation that was due him upon his retirement. Mr. Daniels’ amount also includes $20,962 of reimbursements related to the relocation from his previous foreign assignment in Canada to the United States.

      The following table sets forth information concerning individual grants of stock options made during 2005 to each of the named executive officers:
OPTION/ SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants

	Number of	% of Total
	Securities	Options/SARs	Exercise
	Underlying	Granted to	or Base
	Options/SARs	Employees in	Price(2)	Expiration	Grant Date
Name	Granted (#)(1)	Fiscal Year	($/SH)	Date	Present Value ($)(3)

James T. Hackett(4)	40,000	9.88%	$87.11	11/15/12	$1,150,972
R. A. Walker(4)(5)	25,000	6.18%	$91.60	09/06/12	$727,908
	11,400	2.82%	$87.11	11/15/12	$328,027
Robert P. Daniels(4)	8,900	2.20%	$87.11	11/15/12	$256,091
Karl F. Kurz(4)	8,100	2.00%	$87.11	11/15/12	$233,072
James R. Larson	0	n/a	n/a	n/a	n/a
Mark L. Pease(4)	8,900	2.20%	$87.11	11/15/12	$256,091
Robert K. Reeves(4)	7,400	1.83%	$87.11	11/15/12	$212,930

(1)	No SARs were granted in 2005.

(2)	The exercise price equals the fair market value of the common stock on the date of grant.

(3)	The Company uses the Black-Scholes option pricing model to estimate the fair value of stock options granted. The fair value of each option grant was estimated on the date of grant using the following assumptions: (a) for options with an expiration date of November 15, 2012 an expected option life of 5.4 years, a risk-free interest rate of 4.5%, a dividend yield of 0.7% and expected volatility of 29.6%; and (b) for options with an expiration date of September 6, 2012 an expected option life of 5.3 years, a risk-free interest rate of 3.9%, a dividend yield of 0.7% and expected volatility of 29.7%. The estimated fair value was not adjusted for non-transferability during the vesting period or for risk of forfeiture.

(4)	Stock options granted on November 15, 2005, were granted under the Company’s 1999 Stock Incentive Plan. Thirty-three and one-third percent (33 1/3%) of the options become exercisable each year on the anniversary date of the date of grant beginning on November 15, 2006. In the event of a change of control, any outstanding options will automatically vest. The Board may also take any one or more of the following actions: (i) provide for the purchase of any outstanding awards by the Company; (ii) make adjustments to any outstanding awards; or (iii) allow for the substitution of any outstanding awards by the acquiring company’s stock.

(5)	Stock options granted on September 6, 2005 were granted under the Company’s 1999 Stock Incentive Plan. Fifty percent (50%) of the options become exercisable on September 6, 2007, the second anniversary date of the grant, with the other 50% to become exercisable on September 6, 2009.

AGGREGATED OPTION/ SAR EXERCISES IN LAST FISCAL YEAR
AND FY-END OPTION/ SAR VALUES

			Number of Securities
	Shares		Underlying Unexercised	Value of Unexercised
	Acquired		Options/SARs at Fiscal	In-the-Money Options/SARs
	on Exercise	Value	Year-End (#)	at Fiscal Year-End ($)
Name	(#)	Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable(*)

James T. Hackett	0	$0	125,000/165,000	$5,954,375/$6,240,775
R. A. Walker	0	$0	0/36,400	$0/$148,374
Robert P. Daniels	3,500	$207,931	169,100/15,100	$6,728,684/$234,472
Karl F. Kurz	14,000	$338,402	18,334/90,766	$662,978/$4,240,618
James R. Larson	140,000	$5,684,630	2,867/5,733	$78,957/$157,887
Mark L. Pease	194,000	$6,676,584	99,100/15,100	$4,566,314/$234,472
Robert K. Reeves	0	$0	2,767/97,933	$76,203/$3,696,313

*	Computed based upon the difference between the fair market value of the Company’s common stock on December 31, 2005 ($94.27 per share) and the aggregate exercise price.
LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR

			Estimated Future Payouts Under
		Performance or	Non-Stock Price Based Plans(3)
	Number of Shares,	Other Period Until
	Units or Other	Maturation or	Threshold	Target	Maximum
Name	Rights(1)	Payout(2)	(#)	(#)	(#)

James T. Hackett	45,000	3 years	33,750	45,000	90,000
R. A. Walker	13,200	3 years	9,900	13,200	26,400
Robert P. Daniels	10,200	3 years	7,650	10,200	20,400
Karl F. Kurz	9,300	3 years	6,975	9,300	18,600
Mark L. Pease	10,200	3 years	7,650	10,200	20,400
Robert K. Reeves	8,600	3 years	6,450	8,600	17,200

(1)	Each performance unit represents the value of one share of the Company’s common stock.

(2)	Pursuant to the individual agreements, payout of the performance units is contingent upon the Company’s achievement of two performance goals during the performance period of January 1, 2006 to December 31, 2008: (i) total shareholder return (“TSR”) relative to a designated peer group of companies and (ii) reserve replacement efficiency (“RRE”).

(3)	One-half of the target units will be earned based on the performance of the TSR goal. If, at the end of the performance period, the Company’s TSR rank is equal to or greater than the 50th percentile of the peer group, the units earned by the named executives will be equal to two times the Company’s percentile rank multiplied by one-half of the target units. If, at the end of the performance period, the Company’s TSR rank is less than the 50th percentile of the peer group, no performance units will be earned.

One-half of the target units will be earned based on the performance of the RRE goal. If, at the end of the performance period, the Company’s RRE is equal to the threshold, target, or maximum objectives, the units earned by the named executives will be equal to 50%, 100%, or 200%, respectively, multiplied by one-half of the target units. If the Company’s RRE is between the threshold and maximum objectives, the units earned by the named executives will be determined by interpolation relative to the target objective. If, at the end of the performance period, the Company’s RRE is less than the threshold objective, no performance units will be earned.

Performance units earned for a given performance period are issued to a participant only following the Compensation and Benefits Committee’s review and certification of the actual performance results for the applicable performance period. The Compensation and Benefits Committee may pay out an award in cash, shares of Company common stock, or a combination of both.

A participant will receive the “target” amount of performance units in the event of death, disability, change of control or involuntary termination, as those terms are defined in the agreement. If a participant retires before the end of a performance period and the performance goals for such performance period are met, the participant will receive a pro rata portion of the performance units for that period. If a participant terminates for any other reason, the award will be forfeited.

PENSION PLAN TABLE
      The Company has a defined benefit retirement plan and, due to limitations imposed by the Internal Revenue Code that restrict the amount of benefits payable under tax-qualified plans, a Restoration Plan (collectively the “Retirement Plans”) that cover all United States employees.

	Years of Service

Remuneration ($)	15 ($)	20 ($)	25 ($)	30 ($)	35 ($)

1,000,000	267,000	356,000	445,000	534,000	623,000
1,250,000	335,000	446,000	558,000	669,000	781,000
1,500,000	402,000	536,000	670,000	804,000	938,000
1,750,000	470,000	626,000	783,000	939,000	1,096,000
2,000,000	537,000	716,000	895,000	1,074,000	1,253,000
2,250,000	605,000	806,000	1,008,000	1,209,000	1,411,000
2,500,000	672,000	896,000	1,120,000	1,344,000	1,568,000
2,750,000	740,000	986,000	1,233,000	1,479,000	1,726,000
3,000,000	807,000	1,076,000	1,345,000	1,614,000	1,883,000
3,250,000	875,000	1,166,000	1,458,000	1,749,000	2,041,000
3,500,000	942,000	1,256,000	1,570,000	1,884,000	2,198,000
3,750,000	1,010,000	1,346,000	1,683,000	2,019,000	2,356,000
4,000,000	1,077,000	1,436,000	1,795,000	2,154,000	2,513,000
4,250,000	1,145,000	1,526,000	1,908,000	2,289,000	2,671,000
4,500,000	1,212,000	1,616,000	2,020,000	2,424,000	2,828,000
4,750,000	1,280,000	1,706,000	2,133,000	2,559,000	2,986,000
      The Retirement Plans provide benefits based on a formula that considers length of service and final average pay, and do not require employee contributions. For this purpose, “pay” or remuneration generally includes the amounts shown in the Salary and Bonus columns of the Summary Compensation Table. The compensation covered by the Plans for the most recent three years does not differ by more than 10% from the annual compensation shown in the Summary Compensation Table. The above table reflects the estimated single life annuity payable annually at normal retirement at age 65 in specified remuneration and years-of-service classifications, based on the benefit formula in effect on December 31, 2005 and such benefits are not subject to deduction for Social Security or any other offset amounts.
      Messrs. Hackett, Walker, Daniels, Kurz, Larson, Pease, and Reeves, respectively, have 2, 0, 20, 5, 25, 27, and 2 years of accrued service under the Retirement Plans. An employee becomes vested in his or her benefit under the Retirement Plans at completion of five years of vesting service as defined in the Retirement Plans. Mr. Hackett’s participation in the Retirement Plans is discussed below as a term of his Employment Agreement with the Company.

PERFORMANCE GRAPH
      The following performance graph compares the performance of the Company’s common stock to the S&P 500 Index and to the Dow Jones U.S. Exploration & Production Index for the last five years. The graph also shows the performance of the Company’s stock for the same five year period to our peer group of companies consisting of Amerada Hess, Apache, Burlington Resources, ConocoPhillips, Devon Energy, EOG Resources, Kerr-McGee, Marathon Oil, Noble Energy, Occidental Petroleum and Pioneer Natural Resources. The Company changed to the peer group comparison because (1) the peer group consists of energy companies most similar in business operations and comparable in size to the Company and (2) the Company no longer believes that the Dow Jones U.S. Exploration & Production Index provides a good comparison of total shareholder return against a consistent representation of oil and gas companies with whom the Company currently competes for investment dollars. The graph assumes that the value of the investment in the Company’s common stock and each index was $100 at December 31, 2000, and that all dividends were reinvested.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
AMONG ANADARKO PETROLEUM CORPORATION, THE S&P 500 INDEX,
THE DOW JONES US EXPLORATION & PRODUCTION INDEX AND A PEER GROUP
Fiscal Year Ended December 31

	2000	2001	2002	2003	2004	2005

Anadarko Petroleum Corporation	100.00	80.29	68.11	73.23	93.93	138.47
S&P 500 Index	100.00	88.12	68.64	88.33	97.94	102.75
Dow Jones U.S. Exploration & Production Index	100.00	91.81	93.80	122.93	174.41	288.33
Peer Group	100.00	90.18	86.99	118.49	161.82	247.29

Total Return Data Provided by S&P’s Institutional Market Services and Dow Jones & Company Inc.

DEFERRED COMPENSATION PLAN
      The Company maintains a Deferred Compensation Plan for directors and certain employees, including the named executive officers. The Deferred Compensation Plan allows employees to voluntarily defer receipt of up to 75% of their salary and/or up to 100% of their annual incentive bonus payments. It allows directors to defer receipt of up to 100% of their board and committee retainers and/or board and committee meeting fees. The Deferred Compensation Plan permits participants to allocate the deferred amounts among a group of notional accounts that mirror the gains and/or losses of various investment funds. In general, deferred amounts are distributed to the participant upon termination or at a specific date as elected by the participant.
TRANSACTIONS WITH MANAGEMENT AND OTHERS
Change of Control Arrangements
      The Company has entered into key employee change of control contracts with each of the named executive officers and with certain other key executives. These contracts have an initial three-year term that is automatically extended for one year upon each anniversary, unless a notice not to extend is given by the Company. If a change of control of the Company (as defined below) occurs during the term of the contract, then the contract becomes operative for a fixed three-year period. These contracts generally provide that the executive’s terms of employment (including position, work location, compensation and benefits) will not be adversely changed during the three-year period after a change of control. If the Company terminates the executive’s employment (other than for cause, death or disability), the executive terminates for good reason during such three-year period, or, in certain change of control transactions, the executive terminates employment for any reason during the 30-day period following the first anniversary of the change of control, and upon certain terminations prior to a change of control or in connection with or in anticipation of a change of control, the executive is generally entitled to receive the following payment and benefits:

(i) earned but unpaid compensation;

(ii) up to 2.9 times the executive’s base salary plus annual bonus (based on historic annual bonus);

(iii) the Company matching contributions which would have been made had the executive continued to participate in the Savings Plans for up to an additional three years;

(iv) the value of any investments credited to the executive under the Anadarko Savings Restoration Plan; and

(v) the present value of the accrued retirement benefit under the Retirement Plans and the additional retirement benefits, including retiree medical, which the executive would have received had he or she continued service for up to an additional three years.
      Under the change of control contracts, any executive’s good faith determination of “good reason” for termination is generally conclusive except during the 30-day period immediately following the first anniversary of the effective date of the change of control if the effective date is attributable to the consummation of a business combination wherein a majority of the directors of the continuing entity were members of the incumbent board at the time of the execution of the initial acquisition or merger agreement.
      In addition, the change of control contracts provide for a continuation of various medical, dental, disability and life insurance benefits and financial counseling for a period of up to three years, outplacement services and the payment of all legal fees and expenses incurred by the executive in enforcing any right or benefit provided by the change of control contract. The executive will also be entitled to receive a payment in an amount sufficient to make the executive whole for any excise tax on excess parachute payments imposed under Section 4999 of the Internal Revenue Code.

      As a condition to receipt of these change of control benefits, the executive must remain in the employ of the Company and render services commensurate with his or her position until the executive is terminated pursuant to the provisions of the agreement. The executive must also agree to retain in confidence any and all confidential information known to him or her concerning the Company and its business so long as the information is not otherwise publicly disclosed. In 2005, no amounts were paid under the change of control contracts.
      In addition, pursuant to the Company’s stock plans, upon a change of control of the Company:

•	outstanding options and stock appreciation rights that are not vested and exercisable become fully vested and exercisable;

•	the restrictions on any outstanding restricted stock lapse; and

•	if any performance awards or performance-based restricted stock awards are outstanding, they become fully vested and the performance goals are deemed to be earned unless otherwise provided in the participant’s award agreement.
      For purposes of the change of control contracts and the Company’s stock plans, a change of control is generally defined as:

(1) Any individual, entity or group acquiring beneficial ownership of 20% or more of either the outstanding shares of the Company’s common stock or the combined voting power of the outstanding voting securities of the Company entitled to vote generally for the election of directors;

(2) Individuals who constitute the Board on the date of either the change of control contract or the Company’s stock plans, as applicable, cease to constitute a majority of the Board, provided that an individual whose election or nomination as a director is approved by a vote of at least a majority of the directors as of the date of either the change of control contract or the Company’s stock plans, as applicable, will be deemed a member of the incumbent Board;

(3) Consummation by the Company’s stockholders of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity, unless following the business combination:

(a) all or substantially all of the beneficial owners of the Company’s outstanding common stock prior to the business combination own more than 60% of the outstanding common stock of the corporation resulting from the business combination;

(b) no person, entity or group owns 20% or more of the outstanding voting securities of the corporation resulting from the business combination; and

(c) at least a majority of the board of the corporation resulting from the business combination were members of the Company’s Board prior to the business combination; or

(4) Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.
James T. Hackett Employment Agreement
      In connection with Mr. Hackett’s joining the Company, he and the Company entered into an employment agreement that became effective December 3, 2003. The agreement has an initial term of three years with automatic extensions for successive one-year periods, so that the term of the agreement will always be between two and three years, unless either party gives notice of non-renewal.
      Under the employment agreement, Mr. Hackett serves as President and Chief Executive Officer of the Company, has been appointed to the Board of Directors, and will be nominated for election and re-election to the Board throughout the term of the agreement. The employment agreement provides that Mr. Hackett is generally expected to maintain ownership of Company common stock having a value equal to five times his annual base salary.

      Under the employment agreement, Mr. Hackett is entitled to the following cash compensation: a minimum annual base salary of $1.1 million; a signing bonus of $1 million, which was paid in January 2004; $5.7 million, which was paid in May 2004; and eligibility for an annual cash performance bonus. The $5.7 million payment was made in recognition of Mr. Hackett’s loss of his right to receive certain compensation from his previous employer as a result of his termination of that employment prior to May 1, 2004. Payments made with respect to 2005, 2004 and 2003 under this agreement are included in the summary compensation table on page 20.
      The employment agreement provides that the target amount of Mr. Hackett’s annual cash bonus will be at least 120% of his annual base salary (the “Incentive Target”), with a maximum annual cash bonus of 200% of the Incentive Target. The Compensation Committee will determine the actual amount of Mr. Hackett’s annual bonus based on the Company achieving specific performance goals in accordance with the Company’s Annual Incentive Bonus Plan.
      In addition, on December 3, 2003, Mr. Hackett was granted a non-qualified stock option to purchase 250,000 shares of the Company’s common stock and 200,000 shares of restricted stock pursuant to the Company’s 1999 Stock Incentive Plan. The option vested as to 125,000 shares on December 3, 2005, and will vest as to the remaining shares on December 3, 2007. The restricted stock vests in four annual equal installments beginning on December 3, 2004. Mr. Hackett was also granted performance units under the Stock Incentive Plan. These performance units represent the right to receive 80,000 shares at the target level of performance and 160,000 shares at the maximum level of performance, to be earned one-half based on total shareholder return from December 3, 2003 through December 2, 2005 and one-half based on total shareholder return from December 3, 2003 through December 2, 2007. However, upon a change of control of the Company, the performance units will vest at the maximum level. These options, restricted stock and performance unit awards are intended to represent Mr. Hackett’s equity awards for the first two years of his employment with the Company. The employment agreement provides that after this two-year period, he will be eligible for additional equity awards in accordance with normal competitive pay practices on terms no less favorable than the Company’s other senior executives as determined by the Compensation Committee.
      The employment agreement also provides that if Mr. Hackett remains employed by the Company until at least December 3, 2008, he will receive a special pension benefit, computed so that his total pension benefits from the Company will equal those to which he would have been entitled if his actual years of employment with the Company were doubled. Mr. Hackett is also entitled to receive five weeks of vacation per year, and the employee and executive benefits provided by the Company to its most senior executives.
      If Mr. Hackett’s employment is terminated by the Company without cause or by him for good reason, as those terms are defined in the employment agreement, he will be entitled to receive the following: (a) a cash lump sum payment equal to the salary that he would have been entitled to receive through the end of the remaining term of the agreement; (b) full vesting of his unvested stock options and restricted stock, and a guaranteed period to exercise his stock options of one year, or until the end of the options’ term, if sooner; (c) pro-rata vesting of the performance units described above, at the target level; (d) a pro-rata annual bonus for the year of termination, at the target level; (e) credit, for purposes of his special pension benefit, for service through the end of the remaining term of the agreement; and (f) continuation of medical benefits on the same basis as active employees for up to 18 months.
      Mr. Hackett is also subject to covenants regarding confidentiality, non-competition and non-solicitation of the Company’s employees. The employment agreement requires that Mr. Hackett be provided with a Key Employee Change of Control Agreement, generally in the form provided to other senior executives of the Company, but modified as necessary to preserve his special benefits under the employment agreement and to ensure that his severance following a change of control is not less than it would have been under the employment agreement.

Ongoing Benefits
      In 2004, the Company replaced, in its entirety, the Memorandum of Understanding dated October 26, 2000 between the Company and Mr. Allison. The 2004 Agreement was effective as of Mr. Allison’s retirement from the Company in December 2003. The Agreement provides that during Mr. Allison’s lifetime, he has the use of the Company’s aircraft, or an alternative aircraft for up to 200 hours annually. If the Company no longer maintains an aircraft, the Company will provide an annual payment sufficient to allow him to secure comparable aircraft usage. In addition, the Agreement provides that the Company will furnish Mr. Allison, during his lifetime, office space, secretarial assistance, office utilities and a monitored security system for his residence.
Director and Officer Indemnification Agreements
      The Company has entered into indemnification agreements with its directors and certain executive officers, in part to enable the Company to attract and retain qualified directors and executive officers. These agreements require the Company, among other things, to indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses for proceedings for which they may be indemnified and to cover such person under any directors’ and officers’ liability insurance policy the Company may maintain from time to time. These agreements are intended to provide indemnification rights to the fullest extent permitted under applicable Delaware law and are in addition to any other rights the Company’s directors and executive officers may have under the Company’s restated certificate of incorporation, bylaws and applicable law.
Performance Unit Agreements
      On December 8, 2004 the Compensation and Benefits Committee adopted a form of performance unit agreement under the Company’s 1999 Stock Incentive Plan. Under the form of agreement, certain eligible executive officers may earn “performance units.” Each performance unit represents the value of one share of the Company’s common stock. Pursuant to the form of agreement, payout of performance units is contingent upon the Company’s achievement of certain performance goals related to total shareholder return and reserve replacement efficiency over a predetermined performance period. Performance units earned for a given performance period are issued to a participant only following the Compensation and Benefits Committee’s review and certification of the actual performance results for the applicable performance period. The Compensation and Benefits Committee may pay out an award in cash, shares of Company common stock, or a combination of both.
      A participant will receive the “target” amount of performance units in the event of death, disability, change of control or involuntary termination, as those terms are defined in the agreement. If a participant retires before the end of a performance period and the performance goals for such performance period are met, the participant will receive a pro rata portion of the performance units for that period. If a participant terminates for any other reason, the award will be forfeited.
      On December 6, 2005, the Compensation and Benefits Committee adopted a form of performance unit agreement under the Company’s 1999 Stock Incentive Plan under the same terms described above, except that (i) the agreement covers a different performance period, and (ii) the Company expanded eligibility under the performance unit agreement so that all executive officers will be eligible to receive awards under the performance unit agreement.

Item 2 —	Approval of the Amendment of the Restated Certificate of Incorporation
      On February 2, 2006, the Board voted to recommend to the stockholders that the number of authorized shares of the Company’s Common Stock be increased from 450,000,000 shares to 1,000,000,000 shares in connection with the Company’s announced two-for-one stock split. The stock split will be effected in the form of a stock dividend of one share of Common Stock for each share of the Company’s Common Stock outstanding on May 12, 2006, the record date for the stock split. The stock split is conditioned upon approval by the stockholders of the proposed amendment.

Reasons for the Proposed Amendment
      As of February 28, 2006, 268,294,802 shares of Common Stock, $0.10 par value, were issued, of which 233,810,607 shares were outstanding and 34,484,195 shares were held by the Company as treasury shares. Additionally, approximately 12,572,694 shares were reserved for issuance pursuant to director and employee stock option, incentive and benefit plans. The current number of authorized and unreserved shares of Common Stock is insufficient to effect the stock split. Assuming the increase in the number of authorized shares of Common Stock and the stock split were effective on February 28, 2006, 467,621,214 shares would be outstanding, 34,484,195 shares would be held by the Company as treasury shares and 472,749,203 shares would be authorized and available for issuance by the Company. The Board is recommending increasing the number of authorized shares of Common Stock to 1,000,000,000 shares in order to (i) facilitate the currently proposed stock split, and (ii) provide for the continued flexibility to issue Common Stock for valid corporate purposes.

Purpose of the Stock Split
      The proposed split of the Company’s Common Stock is intended to result in a trading range for the Company’s Common Stock that is more attractive to certain investors and more consistent with that of the Company’s peer group. The closing price of the Company’s Common Stock on the New York Stock Exchange on February 28, 2006 was $99.16, and trading prices in the month of February 2006 ranged from $97.06 to $105.59. This trading range is higher than that of many other major companies, including many in the Company’s peer group, and may be less attractive to certain investors.

Stock Split Implementation
      If the proposed amendment is approved, holders of record of Common Stock as of the close of business on the stock split record date will receive, as a stock dividend, one additional share of Common Stock for each share of Common Stock owned as of that date. The stockholders of the Company as of the stock split record date will not pay, and the Company will not receive, any payment or other consideration for the additional shares that will be issued or the adjustments that will be made pursuant to the stock split. A stockholder’s equity interest in the Company will not increase as a result of the stock split. The Company will apply to the New York Stock Exchange for listing of the additional shares of Common Stock to be issued if the proposed amendment is approved.
      Holders of Common Stock should retain their Common Stock certificates issued before the stock split record date, and those certificates issued prior to that date will continue to represent the number of shares of Common Stock evidenced thereby. Mellon Investor Services LLC, the Company’s transfer agent, will deliver the additional shares of Common Stock that each holder of Common Stock is entitled to receive as a result of the stock split registered in uncertificated book-entry form (unless a holder of Common Stock requests a certificate representing such holder’s shares of Common Stock). As a result, instead of receiving Common Stock certificates, holders of Common Stock will receive account statements reflecting their ownership interest in shares of Common Stock. The book-entry shares will be held with Mellon Investor Services LLC, which will serve as the record keeper for all shares of Common Stock being issued in connection with the stock split. Any stockholder who wants to receive a physical certificate evidencing shares of Common Stock issued in the stock split will be able to obtain a certificate at no charge by contacting Mellon Investor Services LLC at (888) 470-5786.
      Holders of Common Stock whose shares are held by a broker or other nominee in “street name” also will not receive certificates representing the new shares. Instead, their accounts will be credited with the new shares in accordance with the procedures used by their broker or nominee.

Accounting Effects of the Proposed Stock Split
      If the proposed amendment is approved, an amount equal to the par value of shares issued in the stock split will be transferred from the Company’s additional paid-in capital account to its common stock account. The $0.10 par value of the Common Stock will not change.

Tax Effects of the Stock Split
      The Company has been advised that the proposed stock split will result in no gain or loss or realization of taxable income to owners of Common Stock under existing United States federal income tax laws. The tax basis of each share of Common Stock held immediately before the stock split will be allocated pro rata between the original share and the new share of Common Stock distributed with respect to the original share. Each new share will be deemed to have been acquired at the same time as the original share with respect to which the new share was issued. The laws of jurisdictions other than the United States may impose income taxes on the issuance of the additional shares, and stockholders are urged to consult their own tax advisers.

Additional Effects of the Stock Split
      Upon completing the stock split, appropriate adjustments will be made to stock options and other stock-based instruments awarded and to be awarded under the Company’s compensation, incentive and benefit programs.
      Under Delaware law, the Company’s stockholders are not entitled to dissenters’ rights with respect to the proposed amendment to the Company’s Restated Certificate of Incorporation. Furthermore, the Company’s stockholders do not have preemptive rights, which means they do not have the right to purchase shares in any future issuance of Common Stock in order to maintain their proportionate equity interests in the Company.
      Although the Board will authorize the further issuance of Common Stock after the stock split only when it considers such issuance to be in the best interests of the Company, stockholders should recognize that any such issuance of additional stock will have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock and the equity and voting rights of holders of shares of Common Stock.

Recommendation of the Board
      The Board of Directors recommends that you vote “FOR” the proposed amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock to 1,000,000,000 shares in connection with the Company’s announced two-for-one stock split.
Item 3 — Ratification of the Appointment of the Independent Auditor
      The Audit Committee has appointed KPMG LLP, an independent registered public accounting firm, to audit the Company’s financial statements for 2006. The management of the Company is asking you to ratify that appointment.
      The Board recommends that you vote “FOR” ratification of the appointment of KPMG LLP to audit the Company’s financial statements for 2006. If the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee will make the final determination of the independent auditor for 2006.
STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS
      An eligible stockholder who wants to have a qualified proposal considered for inclusion in the proxy statement for the 2007 Annual Meeting must notify the Corporate Secretary of the Company no later than November [27], 2006 to be considered for inclusion in the proxy statement and form of proxy relating to the 2007 Annual Meeting. Under the Company’s By-Laws, for any stockholder proposal that is not included in the 2006 proxy statement and form of proxy to be brought before the 2007 Annual Meeting, such proposal must be received by the Corporate Secretary of the Company at its principal executive offices not less than 90 days nor more than 120 days prior to the meeting.

INDEPENDENT AUDITOR
      KPMG LLP, an independent registered public accounting firm, served as the Company’s independent auditor during 2005. Representatives of KPMG LLP will be present at the meeting to make a statement, if they desire to do so, and to respond to appropriate questions from stockholders.
      The following table presents fees for the audits of the Company’s annual consolidated financial statements for 2005 and 2004 and for other services provided by KPMG LLP.

	2005	2004

Audit Fees	$3,428,000	$4,624,000
Audit-Related Fees	566,000	300,000
Tax Fees	520,000	1,232,000
All Other Fees	0	26,000

Totals	$4,514,000	$6,182,000

      Audit fees are primarily for the audit of the Company’s consolidated financial statements including the effectiveness of the Company’s internal controls over financial reporting and the review of the Company’s financial statements included in the Form 10-Q. Audit-related fees are primarily for the audits of the Company’s benefit plans, other audits and certain financial accounting consultation. Tax fees are primarily for tax planning compliance and services including approximately $280,000 and $400,000 in 2005 and 2004 respectively for services related to individual income tax services for Company employees in connection with foreign assignments. All other fees generally consist of assistance in preparing statutory filings in foreign jurisdictions. The Audit Committee has concluded that the provision of tax services is compatible with maintaining KPMG LLP’s independence.
      The Audit Committee adopted a Pre-Approval Policy with respect to services which may be performed by KPMG LLP. This policy lists specific audit-related and tax services as well as any other services that KPMG LLP is authorized to perform and sets out specific dollar limits for each specific service, which may not be exceeded without additional Audit Committee authorization. The Audit Committee receives quarterly reports on the status of expenditures pursuant to that Pre-Approval Policy. The Audit Committee reviews the policy at least annually in order to approve services and limits for the current year. Any service that is not clearly enumerated in the policy must receive specific pre-approval by the Audit Committee or by its Chairman, to whom such authority has been conditionally delegated, prior to engagement. During 2005, no fees for services outside the scope of audit, review, or attestation that exceed the waiver provisions of 17 CFR 210.2-01(c)(7)(i)(C) were approved by the Audit Committee.
PROXY SOLICITATION
      The Company pays for the cost of preparing, assembling and mailing the material in connection with the solicitation of proxies. The Company expects that the solicitation of proxies will be primarily by mail but solicitations may also be made personally or by telephone, email or facsimile by officers and other employees of the Company without additional compensation. The Company pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals. In addition, the Company has engaged Morrow & Co., Inc. to assist in the solicitation of proxies for this meeting at an estimated fee of $10,000.00 plus disbursements.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS
      In some cases, only one copy of this proxy statement or annual report is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement or annual report to a stockholder at a shared address to which a single copy of the document was delivered. To request separate or multiple delivery of these materials now or in the future, a stockholder may submit a written request to the Corporate Secretary, Anadarko Petroleum Corporation, 1201 Lake Robbins Drive, The Woodlands, Texas 77380-1046 or an oral request by calling the Corporate Secretary at (832) 636-1000.

BY ORDER OF THE BOARD OF DIRECTORS

Charlene A. Ripley
Vice President, General Counsel,
Corporate Secretary and Chief
Compliance Officer
Dated: March [27], 2006
The Woodlands, Texas
See enclosed proxy card — please vote promptly